EXHIBIT 23.1




Consent of Independent Auditors


The Board of Directors
SMTEK International, Inc.:

We consent to the incorporation herein by reference of our report dated August 15, 2000 with respect to the consolidated balance sheets of SMTEK International, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations and comprehensive income
(loss), cash flows and stockholders' equity for each of the years in the three-year period ended June 30, 2000, which report appears in the SMTEK International, Inc. 2000 Annual Report on Form 10-K.



/s/ KPMG LLP

Los Angeles, California
November 14, 2000